Exhibit 10.12

TERADYNE, INC. 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT AND TERMS

FOR NON-EMPLOYEE DIRECTOR AWARDS

Name

In granting restricted stock units, Teradyne seeks to provide directors with incentive to help drive the company’s future success and to share in the economic benefits of that success. .

In recognition of your contributions to Teradyne, you have been granted an award consisting of the right to receive up to xxx shares of Teradyne common stock. This grant was approved effective             (the “Effective Date”).

This award is subject to the Restricted Stock Unit Terms attached hereto and the terms of the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan (the “Plan”). The shares covered by this award will be delivered subject to the vesting conditions of the Restricted Stock Unit Terms.

The Plan prospectus, consisting of a “Participant Information” document that summarizes the Plan and contains a copy of the complete Plan, is available to you, at no charge, upon request to the HR Service Center, Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, (978) 370-3041.

TERADYNE, INC.

Charles J. Gray
V.P., General Counsel and Secretary

(2006 RSU)

Grant #xxx

Director RSU Grant Agreement (2006 Plan as amended in 2015)

RESTRICTED STOCK UNIT TERMS FOR NON-EMPLOYEE DIRECTOR AWARDS

1. Award Grant, Vesting and Transfer

(a) Award Grant. Teradyne, Inc. hereby grants to the recipient an award (this “Award”) of restricted stock units (the “RSUs”) under the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan (the “Plan”). The RSUs represent the right of the recipient to receive that number of shares of Teradyne common stock set forth in the Notice of Restricted Stock Unit Grant and Terms (the “Notice of Grant”) attached hereto upon satisfaction of the terms set forth in this Agreement. This Award is governed by and subject to the terms of the Plan, the Notice of Grant and these Terms.

Capitalized terms used but not otherwise defined herein will have the meaning set forth in the Notice of Grant or the Plan. In the event of any inconsistencies or differences between the Plan and these terms, the Plan shall prevail. The terms governing this Award are intended to comply with all applicable laws and regulations.

(b) Award Vesting. None of this grant will be vested on the Effective Date. One-hundred percent of the grant will vest on the earlier of one year from the Effective Date or the date of the next annual meeting of shareholders following the Effective Date (“Vesting Date”). Subject to the terms of the Plan, the Teradyne Board of Directors shall have the right to accelerate the date that any installment of this award becomes vested in the event of termination, retirement, or upon the acquisition of control of Teradyne by another entity.

(c) Termination of Board Membership. This Award will not vest after the recipient’s board membership ends unless the Board accelerates the vesting pursuant to Paragraph 1(b) above; provided that if the recipient’s board membership with Teradyne ends on account of permanent disability or death, this Award will vest automatically in full on the date the board membership ends in the event of permanent disability or death.

Board membership with Teradyne shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness or military obligations) provided that the period of such leave does not exceed 90 days. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of the board membership.

(d) No Rights as Stockholder; Issuance. The recipient shall not have any right in, to or with respect to any shares which may be covered by this Award (including but not limited to the right to vote or to receive dividends) until the Award is settled by issuance of shares to the recipient. All vested shares issued in respect of this Award will be transferred or issued to the recipient (or his or her estate, in the event of his or her death) promptly after the date they vest but in any event within 2 1/2 months following the calendar year in which they become vested (or any earlier date, after vesting, required to avoid characterization as non-qualified deferred compensation under Section 409A of the Code). Teradyne will not be required to transfer or issue any vested shares until arrangements satisfactory to it have been made to address any income, withholding and employment tax requirements which might arise by reason of the vesting and transfer or issuance of shares.

(e) Transfer or Assignment. Other than as provided in Section 11(a) of the Plan, this Award is not assignable or transferable (except by will or the laws of descent and distribution).

2. Capital Changes and Business Succession. Section 3(c) of the Plan, contains provisions for adjusting the number, vesting schedule, exercise price and other terms of outstanding stock based Awards under the Plan if a recapitalization, stock split, merger, or other specified event occurs and a Committee of the Board of Directors determines that an adjustment (or substitution) is appropriate. . In that event, the recipient of the Award will be notified of the adjustment (or substitution), if any.

3. Board Membership. Granting this Award does not imply any right of continued board membership.

4. Stock Registration. Shares to be issued under this Award are currently registered under the Securities Act of 1933, as amended. If such registration is not in effect at the time of vesting, the recipient will be required to represent to the Company that he or she is acquiring such shares as an investment and not with a view to the sale of those shares.

5. Term. This Agreement will terminate on the Vesting Date, unless earlier terminated under the terms of the Plan.

6. Code Section 409A. This Award is intended to be exempt from the application of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. Teradyne reserves the right, to the extent Teradyne deems necessary or advisable in its sole discretion, to amend or modify the terms of this Award (or the Plan) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take other actions, including any amendments or actions that would result in a reduction to the benefit payable under this Award, in each case, without the consent of the recipient of the Award, as may be necessary to ensure that all vesting or settlement provided under this Award are made in a manner that complies with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that nothing in this Section 6 creates an obligation on the part of Teradyne to modify the terms of this Award or the Plan. In that light, Teradyne makes no representation that the terms of this Award will comply with Section 409A of the Code or that the settlement under Award will not be subject to taxes, interest and penalties or other adverse tax consequences under Section 409A of the Code. In no event whatsoever shall Teradyne or any of its affiliates be liable to the recipient of this Award or any other party for any additional tax, interest, penalties or other liability that may be imposed on the recipient of this Award by Section 409A of the Code or for any action taken by Teradyne with respect thereto.

7. Governing Law. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law provisions, as provided in the Plan.

Director RSU Grant Agreement (2006 Plan as amended in 2015)